UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: May 13, 2014 (May 12, 2014)

(Date of Earliest Event Reported)

PENN VIRGINIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	1-13283	23-1184320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Radnor Corporate Center, Suite 200 100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 687-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

and

Item 7.01	Regulation FD Disclosure.

On May 12, 2014, Penn Virginia Corporation (“PVA”) issued a press release regarding its financial results for the three months ended March 31, 2014. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The non-generally accepted accounting principle (“non-GAAP”) measures of (i) cash margin per barrel of oil equivalent (“BOE”), (ii) Adjusted EBITDAX and (iii) net loss applicable to common shareholders, as adjusted, are presented in the press release. In each case, the amounts included in the calculations of these measures are computed in accordance with generally accepted accounting principles (“GAAP”). As part of the press release information, we have provided definitions or reconciliations of these non-GAAP financial measures to their most comparable financial measure or measures calculated and presented in accordance with GAAP. We believe that investors can more accurately understand our financial results if they have access to the same financial measures used by management.

Cash margin represents total product revenues less total direct operating expenses. Cash margin per BOE is equal to cash margin divided by total crude oil, natural gas liquids and natural gas production on an oil equivalent basis. Cash margin is not adjusted for the impact of hedges. Cash margin per BOE is not a measure of financial performance under GAAP and should not be considered as an alternative to operating income. We believe that cash margin per BOE is an important measure that can be used by security analysts and investors to evaluate our cash operating margin per unit of production and to compare it to other oil and gas companies, as well as for comparisons to other time periods.

Adjusted EBITDAX represents net loss before income tax benefit, interest expense, depreciation, depletion and amortization expense, exploration expense and share-based compensation expense, further adjusted to exclude the effects of non-cash changes in the fair value of derivatives, acquisition transaction expenses, net gains and losses on the sale of assets and loss on extinguishment of debt. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our industry. Adjusted EBITDAX is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net loss. Pro forma Adjusted EBITDAX further adjusts Adjusted EBITDAX to include the pro forma EBITDAX from our Eagle Ford Shale acquisition in April 2013 and represents EBITDAX as defined in our revolving credit facility.

Net loss applicable to common shareholders, as adjusted, represents net loss, less preferred stock dividends, adjusted to exclude the effects, net of income taxes, of non-cash changes in the fair value of derivatives, acquisition transaction expenses, restructuring costs, net gains and losses on the sale of assets and loss on extinguishment of debt. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our industry. Net loss applicable to common shareholders, as adjusted, is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net loss applicable to common shareholders.

In accordance with General Instruction B.2 of Form 8-K, the above information and the press release are being furnished under Items 2.02 and 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section, nor shall such information and exhibit be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Penn Virginia Corporation press release dated May 12, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2014

Penn Virginia Corporation

By:	/s/ Steven A. Hartman
Name:	Steven A. Hartman
Title:	Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Penn Virginia Corporation press release dated May 12, 2014.